Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132747

SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006) Preliminary Prospectus Supplement dated November 30, 2007
100% Principal Protection Notes
UBS AG $ ●  Notes linked to an Asian Currency Basket due on or about
December 31, 2009

Issuer:	UBS AG
Maturity Date:	We currently expect the Notes will mature on or about December 31, 2009 (investment term of two years)
Initial Minimum Investment:	$1,000 (equal to 100 $10.00 Notes), and denominations of $10.00 thereafter.
Coupon:	We will not pay you interest during the term of the Notes.
Basket:	The basket (the “Basket”) will be composed of four spot rates (the “Basket Rates”). We expect the Basket Rates to be determined on or about December 20, 2007 at approximately 10:00 p.m. New York time (the “trade date”). The Basket Rates, their weightings in the Basket and the value of each Basket Rate are as follows:

		Spot rate on
Basket Rates	Weight	the trade date

USD/IDR spot rate	25.00%	●
USD/INR spot rate	25.00%	●
USD/CNY spot rate	25.00%	●
USD/PHP spot rate	25.00%	●

The USD/IDR spot rate expresses the amount in Indonesian rupiahs that can be exchanged for one U.S. dollar; as of November 23, 2007, at 5:00 p.m., the USD/IDR spot rate was 9360.
The USD/INR spot rate expresses the amount in Indian rupees that can be exchanged for one U.S. dollar; as of November 23, 2007, at 5:00 p.m., the USD/INR spot rate was 39.715.
The USD/CNY spot rate expresses the amount in Chinese renminbi that can be exchanged for one U.S. dollar; as of November 23, 2007, at 5:00 p.m., the USD/CNY spot rate was 7.406.
The USD/PHP spot rate expresses the amount in Philippine pesos that can be exchanged for one U.S. dollar; as of November 23, 2007, at 5:00 p.m., the USD/PHP spot rate was 42.64.

Participation Rate:	Between 150% to 200% (to be determined on the trade date)

Payment at Maturity:	You will receive a payment at maturity that is based on the Basket Ending Level relative to the Basket Starting Level:
➢ If the Basket Return (as defined below) is positive, you will receive 100% of your principal amount plus an amount based on the Basket Return multiplied by the Participation Rate, calculated as follows:
$10 + [$10 × Participation Rate × Basket Return] per Note. This occurs, if, over the term of the Notes, the underlying currencies have appreciated in the aggregate against the U.S. dollar.
➢ If the Basket Return is zero or negative, you will receive 100% of your principal amount.
The Basket Return reflects the change in the value of the Basket over the term of the Notes. You will receive a payment at maturity in excess of the principal amount of your Notes only if the Basket Return is positive as of December 28, 2009 (the “final valuation date”).
For a description of how your payment at maturity will be calculated, see “How will your payment at maturity be calculated?” on page S-5 and “Specific Terms of the Notes— Payment at Maturity” on page S-20.
Basket Return:	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level:	100
Basket Ending Level:	The Basket Ending Level will be calculated as follows: 100 × (1 + (0.25 × IDR Spot Rate Return) + (0.25 × INR Spot Rate Return) + (0.25 × CNY Spot Rate Return) + (0.25 × PHP Spot Rate Return))
Booking Branch:	UBS AG, Jersey Branch
Calculation Agent:	UBS Securities LLC
CUSIP Number:	902623545
ISIN Number:	US9026235450
See “Risk Factors” beginning on page S-9 for risks related to an investment in the Notes.
To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The securities offered hereby are classified by UBS as a Protection Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on S-4.
This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to	Underwriting	Proceeds to
	Public	Discount	UBS AG
Per Note	$10.00	$0.20	$9.80
Total	$ ●	$ ●	$ ●

UBS Financial Services Inc.	UBS Investment Bank
Prospectus Supplement dated December  ● , 2007

Prospectus Supplement Summary
The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.
What are the Principal-Protected Securities?
The 100% Principal Protection Notes (the “Notes”) are medium-term notes issued by UBS whose return is linked to a basket (the “Basket”), offering 100% principal protection and an additional amount (to be determined on the trade date) of your principal amount based on an amount of between 150% to 200% (the “Participation Rate”) for every 1% that the Basket Return exceeds 0% between December 20, 2007 on or about 10:00 p.m. New York time (the trade date) and December 28, 2009 (the final valuation date) (the “term of the Notes”). The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of four spot rates (the “Basket Rates”). We expect the Basket Rates to be determined on December 20, 2007 at approximately 10:00 p.m. New York time. The Basket Rates and their relative weightings are set forth below:

		Spot rate on
Basket Rates	Weight	the trade date

USD/IDR spot rate	25.00%	●
USD/INR spot rate	25.00%	●
USD/CNY spot rate	25.00%	●
USD/PHP spot rate	25.00%	●
The USD/ IDR spot rate expresses the amount in Indonesian rupiahs that can be exchanged for one U.S. dollar. The USD/ INR spot rate expresses the amount in Indian rupees that can be exchanged for one U.S. dollar. The USD/ CNY spot rate expresses the amount in Chinese renminbi that can be exchanged for one U.S. dollar. The USD/ PHP spot rate expresses the amount in Philippine pesos that can be exchanged for one U.S. dollar. The initial values of the USD/ IDR spot rate, the USD/ INR spot rate, the USD/CNY spot rate and the USD/ PHP spot rate (the “Initial USD/ IDR Spot Rate”, the “Initial USD/ INR Spot Rate”, the “Initial USD/CNY Spot Rate” and the “Initial USD/ PHP Spot Rate”, respectively) will be determined by the calculation agent on the trade date and will equal the USD/ IDR spot rate, the USD/ INR spot rate, the USD/CNY spot rate and the USD/ PHP spot rate, respectively, on such date in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers.
You will receive a payment at maturity that is based on the Basket Return, which measures the change in the value of the Basket over the term of the Notes, as described below:

➢ If the Basket Return (as defined below) is positive, you will receive 100% of you principal amount plus an amount based on the Basket Return multiplied by the Participation Rate, calculated as follows:
          $10 + [$10 × Participation Rate × Basket Return] per Note

➢ If the Basket Return is zero or negative, you will receive 100% of your principal amount.
The Basket Starting Level is 100 and the Basket Ending Level will be calculated as follows:
100 x (1 + (0.25 x IDR Spot Rate Return) + (0.25 x INR Spot Rate Return) + (0.25 x CNY Spot Rate Return) + (0.25 x PHP Spot Rate Return))
The return on each Basket Rate will be based on the appreciation or depreciation in the value of such Basket Rate over the term of the Notes. For further information concerning the calculation of the return of each Basket Rate and of the payment at maturity, see “How will your payment at maturity be calculated?” on page S-5 and “Specific Terms of the Notes—Payment at Maturity” beginning on page S-20.
The “Basket Return” measures the change in the values of the Basket Rates over the term of the Notes and is expressed as follows:

Basket Return =	Basket Ending Level – Basket Starting Level Basket Starting Level
We will not pay you interest during the term of the Notes.
For a description of how your payment at maturity will be calculated, see “How will your payment at maturity be calculated?” on page S-5 and “Specific Terms of the Notes— Payment at Maturity” on page S-20.
Selected Purchase Considerations

➢ Growth Potential—The Notes, if held to maturity, provide the opportunity to participate in possible increases in the value of the Basket as expressed by changes in the Basket Rates. You will receive an additional amount (to be determined on the trade date) of your principal amount based on the Participation Rate for every 1% that the Basket Return exceeds 0%. If you sell the Notes prior to maturity, you will be exposed to fluctuations in the values of the Basket Rates without the benefit of principal protection.

➢ Principal Protection—At maturity, you will receive at least 100% of your principal amount, or $10 per $10 principal amount of the Notes, even if the Basket Return is zero or negative.

➢ U.S. dollar denominated—The Notes trade and are settled in the U.S. market in U.S. dollars.
What are some of the risks of the Notes?
An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the “Risk Factors” section of this prospectus supplement beginning on page S-9 and the “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” section of the accompanying prospectus beginning on page 62.

➢ No interest payments—You will not receive any periodic interest payments on the Notes.

➢ The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity—The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

➢ Principal protection only if you hold the Notes to maturity—If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of principal protection from any decline in the value of the Basket as expressed by changes in the Basket Rates. You should be willing to hold your Notes to maturity.

➢ There may be little or no secondary market for the Notes—We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.
The Notes may be a suitable investment for you if:

➢ You believe that the values of the Basket Rates will increase relative to the U.S. dollar over the term of the Notes.

➢ You seek an investment that offers principal protection when the Notes are held to maturity.

➢ You are willing to hold the Notes to maturity.

➢ You seek an investment with a return linked to the Basket Rates.

➢ You do not seek current income from this investment.

➢ You are willing to invest in the Notes based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the trade date).
The Notes may not be a suitable investment for you if:

➢ You do not seek exposure to the Indonesian rupiah, the Indian rupee, the Chinese renminbi and the Philippine peso currencies.

➢ You believe that Basket Rates will decrease over the term of the Notes.

➢ You seek current income from your investment.

➢ You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.

➢ You seek an investment for which there will be an active secondary market.

➢ You are unable or unwilling to hold the Notes until maturity.
What are the Indonesian rupiah, Indian rupee, Chinese renminbi and Philippine peso?
The Indonesian rupiah is the official currency of Indonesia. The Indian rupee is the official currency of India. The Chinese renminbi is the official currency of the People’s Republic of China. The Philippine peso is the official currency of the Philippines. We have obtained information in this prospectus supplement relating to the Indonesian rupiah, Indian rupee, Chinese renminbi and Philippine peso from public sources without independent verification.
What does the Basket Return reflect?
The Basket is composed of the Basket Rates, each of which is given equal weight in determining the value of the Basket. The Basket Return reflects the change in the value of the Basket Rates over the term of the Notes. In order to calculate the Basket Ending Level, the calculation agent on the final valuation date will determine the difference between the final spot rate and the initial spot rate for each of the Basket Rates, aggregating the currency return for each of the Basket Rates (whether positive or negative) to obtain the Basket Ending Level as described in greater detail below. See “How will your payment at maturity be calculated?” on page S-5.
What are the tax consequences of the Notes?
In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to  ● % per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual payment at maturity will be, or that the actual payment at maturity will even exceed the principal amount of your Notes.
For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page S-29.

Structured Product Categorization
To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies, and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

➢ Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

➢ Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.

➢ Performance Strategies are structured to be strategic alternative to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection, or contingent protection.

➢ Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.
“Partial protection,” if applicable provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price of the asset does decline below the specified threshold, all principal protection is lost.
Classification of Structured Products into categories is not intended to guarantee particular results or performance.

How will your payment at maturity be calculated?
Your payment at maturity will depend on the Basket Ending Level relative to the Basket Starting Level.

➢ If the Basket Ending Level is less than or equal to the Basket Starting Level of 100, you will receive $10 for each $10 principal amount of your Notes. Even if the Basket Ending Level is substantially less than the Basket Starting Level, you will receive this amount at maturity.

➢ If the Basket Ending Level is more than the Basket Starting Level, the following steps are necessary to calculate your payment at maturity:

Step 1:	Calculate the Spot Rate Return for each of the Basket Rates.

The IDR Spot Rate Return is the difference between the USD/IDR spot rate on the final valuation date (the “Final USD/IDR Spot Rate”) relative to the Initial USD/IDR Spot Rate, expressed as a percentage calculated as follows:

IDR Spot Rate Return	=	Initial USD/IDR Spot Rate – Final USD/IDR Spot Rate Initial USD/IDR Spot Rate

An increase in the value of the Indonesian rupiah relative to the U.S. dollar is expressed as a decrease in the USD/IDR spot rate.

The INR Spot Rate Return is the difference between the USD/ INR spot rate on the final valuation date (the “Final USD/ INR Spot Rate”) relative to the Initial USD/ INR Spot Rate, expressed as a percentage calculated as follows:

INR Spot Rate Return	=	Initial USD/INR Spot Rate – Final USD/INR Spot Rate Initial USD/INR Spot Rate

An increase in the value of the Indian rupee relative to the U.S. dollar is expressed as a decrease in the USD/ INR spot rate.

The CNY Spot Rate Return is the difference between the USD/ CNY spot rate on the final valuation date (the “Final USD/ CNY Spot Rate”) relative to the Initial USD/ CNY Spot Rate, expressed as a percentage calculated as follows:

CNY Spot Rate Return	=	Initial USD/CNY Spot Rate – Final USD/CNY Spot Rate Initial USD/ CNY Spot Rate

An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

The PHP Spot Rate Return is the difference between the USD/ PHP spot rate on the final valuation date (the “Final USD/ PHP Spot Rate”) relative to the Initial USD/ PHP Spot Rate, expressed as a percentage calculated as follows:

PHP Spot Rate Return	=	Initial USD/PHP Spot Rate – Final USD/PHP Spot Rate Initial USD/PHP Spot Rate

An increase in the value of the Philippine peso relative to the U.S. dollar is expressed as a decrease in the USD/ PHP spot rate.

Step 2:	Calculate the Basket Ending Level.

The Basket Ending Level will be calculated as follows:

100 × (1 + (0.25 × IDR Spot Rate Return) + (0.25 × INR Spot Rate Return) + (0.25 × CNY Spot Rate Return) + (0.25 × PHP Spot Rate Return))

Step 3:	Calculate the Basket Return

Basket Return	=	Basket Ending Level – Basket Starting Level Basket Starting Level

Step 4:	Calculate the Adjusted Payout Percentage

Adjusted Payout Percentage = 100% + (Participation Rate (to be determined on the trade date) × Basket Return)

Step 5:	Calculate the payment at maturity.

Payment at maturity = Adjusted Payout Percentage × principal amount of your Notes
How do the Notes perform at Maturity?
Hypothetical Examples
Assumptions:

Initial Investment Level:	$1,000
Basket Starting Level:	100
Participation Rate:	175%
Principal Protection:	100%
Investment Term:	Two years
BREAKEVEN OUTCOME:
Example 1—The Basket Ending Level is 90 on the final valuation date, below the Basket Starting Level of 100
If the Basket Ending Level is less than the Basket Starting Level of 100, 100% of your investment is protected.
Your total payment at maturity would therefore be $1,000.00, which includes:

➢ Principal Amount	$1,000.00

➢ Minimum Payout (100% of principal amount)	×100%

Payment at Maturity:	$1,000.00	(100% of $1,000, the minimum

		payment on the Notes)
Loss	$0.00
Example 2— The Basket Ending Level is 100 on the final valuation date, equal to the Basket Starting Level
Since the Basket Ending Level is equal to the Basket Starting Level, you will receive 100% of your principal amount.
Your total payment at maturity would therefore be $1,000.00, which includes:

➢ Principal Amount	$1,000.00

➢ Minimum Payout (100% of principal amount).	×100%

Payment at Maturity:	$1,000.00	(100% of $1,000, the minimum

		payment on the Notes)
Loss	$0.00

GAIN OUTCOMES:
Example 3—The Basket Ending Level is 105 on the final valuation date, a 5% increase from the Basket Starting Level of 100
Since the Basket Ending Level is above the Basket Starting Level of 100, you will receive 100% of your principal amount, plus an additional payment equal to 8.75% of your principal amount.

Basket Return:	105 – 100 100	= 5%
Adjusted Payout Percentage: 100% + (1.75 × 5%) = 108.75%
Your total payment at maturity would therefore be $1,087.50 (a 108.75% total return on investment), which includes:

➢ Principal Amount	$1,000.00

➢ Adjusted Payout Percentage	×108.75%

Payment at Maturity:	$1,087.50	(108.75% of $1,000)

Income	$87.50
Example 4—The Basket Ending Level is 109 on the final valuation date, a 9% increase from the Basket Starting Level of 100
Since the Basket Ending Level is greater than the Basket Starting Level of 100, you will receive 100% of your principal amount, plus an additional payment equal to 15.75% of your principal amount.

Basket Return:	109 – 100 100	= 9%
Adjusted Payout Percentage: 100% + (1.75 × 9%) = 116.00%
Your total payment at maturity would therefore be $1,160.00 (a 116.00% total return on investment) which includes:

➢ Principal Amount	$1,000.00

➢ Adjusted Payout Percentage	×116.00%

Payment at Maturity:	$1,160.00	(116.00% of $1,000)

Income	$160.00
* Some results have been rounded for ease of analysis.

Hypothetical Performance at Maturity

Principal Protection:	100%

Leverage	175% x

			Total amount
	% change from	Payment at maturity	payable at
Hypothetical final	the initial	in % of	maturity	Total rate of
basket value	basket value	principal amount	per note	return on notes

90	0%	100.00%	$10.00	0.00%
91	0%	100.00%	$10.00	0.00%
92	0%	100.00%	$10.00	0.00%
93	0%	100.00%	$10.00	0.00%
94	0%	100.00%	$10.00	0.00%
95	0%	100.00%	$10.00	0.00%
96	0%	100.00%	$10.00	0.00%
97	0%	100.00%	$10.00	0.00%
98	0%	100.00%	$10.00	0.00%
99	0%	100.00%	$10.00	0.00%
100	0%	100.00%	$10.00	0.00%
101	1%	101.75%	$10.18	1.75%
102	2%	103.50%	$10.35	3.50%
103	3%	105.25%	$10.53	5.25%
104	4%	107.00%	$10.70	7.00%
105	5%	108.75%	$10.88	8.75%
106	6%	110.50%	$11.05	10.50%
107	7%	112.25%	$11.23	12.25%
108	8%	114.00%	$11.40	14.00%
109	9%	115.75%	$11.58	15.75%
110	10%	117.50%	$11.75	17.50%
111	11%	119.25%	$11.93	19.25%
112	12%	121.00%	$12.10	21.00%
113	13%	122.75%	$12.28	22.75%
114	14%	124.50%	$12.45	24.50%
115	15%	126.25%	$12.63	26.25%
116	16%	128.00%	$12.80	28.00%
117	17%	129.75%	$12.98	29.75%
118	18%	131.50%	$13.15	31.50%
119	19%	133.25%	$13.33	33.25%
120	20%	135.00%	$13.50	35.00%

Risk Factors
The return on the Notes is linked to the performance of the Basket Rates over the term of the Notes. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Notes.
The Notes are intended to be held to maturity. Your principal is protected only if you hold your Notes to maturity
You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not be entitled to principal protection or any minimum total return on the portion of your Notes sold. You therefore should be willing to hold your Notes to maturity.
Owning the Notes is not the same as owning Indonesian rupiah, Indian rupee, Chinese renminbi and Philippine peso
The return on your Notes may not reflect the return you would realize if you actually purchased Indonesian rupiah, Indian rupee, Chinese renminbi and Philippine peso and converted them into U.S. dollars on the final valuation date. The USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate are calculated by reference to the value of Indonesian rupiah, Indian rupee, Chinese renminbi and Philippine peso, respectively, relative to the U.S. dollar without taking into consideration the value of these components relative to other currencies or in other markets.
You must rely on your own evaluation of the merits of an investment linked to the Basket Rates
In the ordinary course of our and their businesses, we or one or more of our affiliates from time to time express views on expected movements in foreign currency exchange rates, including the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from our views or those of our affiliates. For reasons such as these, we believe that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the foreign exchange markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of our or their businesses with respect to future exchange rate movements.
The Basket is composed of the Basket Rates; any positive return in one Basket Rate may be offset by a negative return in another Basket Rate
The Notes are linked to the performance of the Basket, which is composed of the four Basket Rates. Each of the Basket Rates is given equal weight in determining the value of the Basket. Accordingly, the performance of the Basket will be based on the aggregate appreciation or depreciation of the Basket Rates taken as a whole. Therefore, a positive return in one Basket Rate may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another Basket Rate, resulting in an aggregate Basket Return equal to or less than zero. For example, the combination of a

Risk Factors

-5% IDR Spot Rate Return would be substantially offset by the combination of a 0% CNY Spot Rate Return and a 5% PHP Spot Rate Return, resulting in a Basket Return of approximately zero and a payment at maturity to you of only your principal amount.
You should make such investigation as you deem appropriate as to the merits of an investment linked to the Basket Rates. Neither the offering of the Notes nor any views which may from time to time be expressed by us or our affiliates in the ordinary course of our or their businesses with respect to future movements in foreign exchange markets constitutes a recommendation as to the merits of an investment in the Notes
The market value of the Notes may be influenced by unpredictable factors
The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢ supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market;

➢ Indonesian rupiah, Indian rupee, Chinese renminbi, Philippine peso and U.S. dollar interest rates

➢ the time remaining to the final valuation date;

➢ the creditworthiness of UBS; and

➢ volatility of the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate.
The USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/ PHP spot rate will be influenced by unpredictable factors which interrelate in complex ways.
The USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/ PHP spot rate are a result of the supply of, and demand for, each currency, and changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the United States, Indonesia, India, China and the Philippines. These conditions include, for example, the overall growth and performance of the economies of the United States, Indonesia, India, China and the Philippines, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, Indonesia, India, China and the Philippines, market interventions by the Federal Reserve Board or the respective central banks of Indonesia, India, China and the Philippines, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the U.S., Indonesia, India, China and the Philippines, the stability of the government of the United States and the governments of Indonesia, India, China and the Philippines and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States or Indonesia, India, China and the Philippines are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States or Indonesia, India, China and the Philippines, and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events.
Certain relevant information relating to Indonesia, India, China and the Philippines may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States

Risk Factors

developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Rates and must be prepared to make special efforts to obtain such information on a timely basis.
It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the market price of the Basket Rates, and changes in the market price of the Basket Rates are not likely to result in comparable changes in the market value of your Notes.
The liquidity, trading value and amounts payable under the Notes could be affected by the actions of the governments of the United States, Indonesia, India, China and the Philippines
Exchange rates of most economically developed nations, including the United States, are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including Indonesia’s, India’s, China’s and the Philippines’, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments of Indonesia’s, India’s, China’s and the Philippines’ which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Indonesian rupiah, Indian rupee, the Chinese renminbi, the Philippine peso, and the U.S. dollar or any other currency.
Market Disruption: If a currency is no longer available due to the imposition of exchange controls or other circumstances beyond UBS AG’s control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable currency pair, the calculation agent will make its determinations hereunder in good faith and in a commercially reasonable manner taking into consideration all available information that in good faith it deems relevant.
Substitute Currency: If a currency is converted into, or there is substituted for the currency, another currency (the “New Currency”) pursuant to applicable law or regulation (the “Relevant Law”), such currency in the currency pair shall be substituted for the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.
Emerging Markets Risk: One of the currencies in a currency pair may be an emerging market currency. The possibility exists of significant changes in rates of exchange between a non emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the US or a foreign government. Such risks generally depend on economic and political events over which UBS AG has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. The investor must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of

Risk Factors

fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on the investment.
The People’s Republic of China. In 2005, the People’s Bank of China, with the authorization of the State Council of the People’s Republic of China, announced that the Chinese renminbi exchange rate would no longer be pegged to the U.S. dollar and would float within managed bands, which are reset daily. After the closing of the market on each business day, the People’s Bank of China announces the closing price of a foreign currency, such as the U.S. dollar, traded against the Chinese renminbi in the interbank foreign exchange market. This closing price then becomes the central point of the managed trading band for that currency for the following business day. Despite the recent change in its exchange rate regime, the Chinese government continues to manage the valuation of the Chinese renminbi, and further changes in the Chinese government’s management of the Chinese renminbi may impact the exchange rate for the Chinese renminbi relative to the U.S. dollar.
The Republic of India. The Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant. The Indian government allows the exchange rate to float freely, without a fixed target or band, but may intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and, under certain circumstances, investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. If the Indian government prevents the Indian rupee from floating freely in order to preserve stability, or if the Indian government, with the approval of the Reserve Bank of India, restricts the conversion of rupees into foreign currencies, the exchange rate of the Indian rupee relative to the U.S. dollar may be adversely impacted.
Indonesia. From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies. In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings. Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.
Philippines. The Philippine peso has been a floating currency since the mid-1960s. Between 1996 and 2001, the Philippine peso depreciated significantly during and following the Asian financial crisis, and beginning in 2000, the Philippine Central Bank (the Bangko Sentral) began implementing a series of measures to curb foreign exchange speculation and foreign exchange volatility, including requiring a minimum holding period for foreign investments in peso time deposits and establishing documentary requirements for foreign exchange forward and swap transactions. The current administration has also continued to experience domestic political instability, including terrorist activity and attempted coups. Factors that might affect the Philippine government’s policy with respect to the Philippine peso include the extent of the Philippine’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Philippine’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which the Philippines may be subject.

Risk Factors

Even though the Indonesian rupiah, the Indian rupee, the Chinese renminbi, the Philippine peso and the U.S. dollar are traded around-the-clock, if a secondary market develops, the Notes may trade only during regular trading hours in the United States
The interbank market for the Indonesian rupiah, the Indian rupee, the Chinese renminbi, the Philippine peso and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Indonesian rupiah, the Indian rupee, the Chinese renminbi, the Philippine peso and the U.S. dollar are traded. To the extent that U.S. markets are closed while markets for the Indonesian rupiah, the Indian rupee, the Chinese renminbi, the Philippine peso and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes.
There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange.
You may not have an active trading market in the Notes
There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the Notes, but they are not required to do so. If UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the Notes, it may stop doing so at any time.
The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.
Historical performance of the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate should not be taken as an indication of the future performance of the Basket Rates during the term of the Notes
It is impossible to predict whether any of the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate or the USD/PHP spot rate will rise or fall. The USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate will be influenced by complex and interrelated political, economic, financial and other factors.

Risk Factors

Trading by UBS or its affiliates in the foreign exchange and currency derivative markets may impair the value of the Notes
We and our affiliates are active participants in the interbank foreign exchange and currency derivative markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be in foreign exchange or currency derivative transactions. In addition, as described below under “Use of Proceeds and Hedging” on page S-27, we or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate and make it less likely that you will receive a return on your investment in the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.
UBS or its affiliates may also engage in trading in instruments linked to the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.
Our business activities may create conflicts of interest
As noted above, UBS and its affiliates expect to engage in trading activities related to the Indonesian rupiah, Indian rupee, Chinese renminbi, Philippine peso and the U.S. dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers, and in accounts under their management. These trading activities, if they influence the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate could be adverse to the interests of the holders of the Notes.
We or one or more of our affiliates have published and may in the future publish research on foreign exchange markets, exchange rates and other matters that may have an influence on currency exchange rates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may also discontinue providing any such research at any time, without notice.
You will not receive interest payments on the Notes
There are potential conflicts of interest between you and the calculation agent
Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes— Role of Calculation Agent” on page S-26. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Basket Ending Level on the final valuation date. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

Hypothetical Historical Basket Level
The currencies underlying the Basket Rates are traded by all major foreign exchange traders around the world. The following table and graph set forth the hypothetical historical week-end values of the Basket from November 7, 1997 through November 23, 2007, based upon the historical USD/IDR spot rate, USD/INR spot rate, USD/CNY spot rate and USD/PHP spot rate and a Basket Starting Level of 100 on the trade date. As of November 23, 2007, at approximately 5:00 p.m., the USD/IDR spot rate was 9,360, the USD/INR spot rate was 39.715, the USD/CNY spot rate was 7.4060 and the USD/PHP spot rate was 42.64. We obtained the trading price information for the Basket Rates from observing trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers. The hypothetical historical performance of the Basket should not be taken as an indication of future performance.

Hypothetical Historical Basket Level

Basket
Ending
Basket Date	Level

November 1997	117.48
December 1997	110.55
January 1998	89.98
February 1998	99.93
March 1998	102.59
April 1998	103.34
May 1998	92.19
June 1998	80.58
July 1998	85.19
August 1998	90.28
September 1998	90.51
October 1998	101.15
November 1998	101.88
December 1998	101.73
January 1999	99.12
February 1999	98.82
March 1999	98.87
April 1999	101.30
May 1999	100.95
June 1999	104.54
July 1999	103.85
August 1999	101.02
September 1999	97.68
October 1999	102.98
November 1999	101.50
December 1999	102.08
January 2000	100.90
February 2000	100.99
March 2000	100.24
April 2000	99.19
May 2000	96.14
June 2000	95.18
July 2000	93.68
August 2000	94.59
September 2000	92.54
October 2000	88.27
November 2000	88.64
December 2000	87.52
January 2001	88.39
February 2001	88.84

Hypothetical Historical Basket Level

Basket
Ending
Basket Date	Level

March 2001	85.80
April 2001	81.01
May 2001	82.41
June 2001	81.29
July 2001	84.21
August 2001	88.82
September 2001	85.86
October 2001	83.91
November 2001	83.48
December 2001	83.48
January 2002	83.66
February 2002	83.98
March 2002	85.19
April 2002	86.54
May 2002	88.16
June 2002	88.47
July 2002	86.91
August 2002	87.47
September 2002	86.78
October 2002	85.79
November 2002	86.27
December 2002	86.78
January 2003	86.71
February 2003	86.37
March 2003	86.90
April 2003	87.77
May 2003	89.02
June 2003	89.27
July 2003	88.64
August 2003	88.31
September 2003	88.38
October 2003	88.36
November 2003	87.86
December 2003	88.20
January 2004	88.16
February 2004	87.97
March 2004	87.97
April 2004	87.92
May 2004	85.91
June 2004	85.21
July 2004	85.62

Hypothetical Historical Basket Level

Basket
Ending
Basket Date	Level

August 2004	85.12
September 2004	85.77
October 2004	86.22
November 2004	86.75
December 2004	86.98
January 2005	87.80
February 2005	87.75
March 2005	87.58
April 2005	87.32
May 2005	87.44
June 2005	86.27
July 2005	86.19
August 2005	84.61
September 2005	84.62
October 2005	85.28
November 2005	85.26
December 2005	87.02
January 2006	89.18
February 2006	89.47
March 2006	90.69
April 2006	90.88
May 2006	88.36
June 2006	88.14
July 2006	89.28
August 2006	89.21
September 2006	90.31
October 2006	91.47
November 2006	91.79
December 2006	93.03
January 2007	92.60
February 2007	93.56
March 2007	93.90
April 2007	95.99
May 2007	98.20
June 2007	97.49
July 2007	97.44
August 2007	96.48
September 2007	98.96
October 2007	99.74
November 2007 (through November 23, 2007)	100.00

Value of the Notes
At maturity. Your payment at maturity is based on the change in the value of the Basket Rates over the term of the Notes:

➢ If the Basket Return (as defined below) is positive, you will receive 100% of you principal amount plus an amount based on the Basket Return multiplied by the Participation Rate, calculated as follows:

$10 + [$10 × Participation Rate × Basket Return] per Note.

➢ If the Basket Return is zero or negative, you will receive 100% of your principal amount.
For a description of how your payment at maturity will be calculated, see “How will your payment at maturity be calculated?” beginning on page S-5 and “Specific Terms of the Notes— Payment at Maturity” beginning on page S-20.
Prior to maturity. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/ PHP spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-9 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

Specific Terms of the Notes
In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.
The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
We describe the terms of the Notes in more detail below.
Coupon
We will not pay you interest during the term of the Notes.
Payment at Maturity
Your payment at maturity will depend on the Basket Return as calculated on the final valuation date:
If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional amount (to be determined on the trade date) of your principal amount based on the Participation Rate for every 1% that the Basket Return exceeds 0%.

➢ If the Basket Return is less than or equal to zero, you will receive $10 for each $10 principal amount of your Notes. Even if the Basket Return is substantially less than zero, you will receive this amount at maturity.

➢ If the Basket Value is more than 100, the following steps are necessary to calculate your payment at maturity:

Step 1:	Calculate the Spot Rate Return for each of the Basket Rates.

The IDR Spot Rate Return is the difference between the USD/IDR spot rate on the final valuation date (the “Final USD/IDR Spot Rate”) relative to the Initial USD/IDR Spot Rate, expressed as a percentage calculated as follows:

IDR Spot Rate Return	=	Initial USD/IDR Spot Rate – Final USD/IDR Spot Rate Initial USD/IDR Spot Rate

An increase in the value of the Indonesian rupiah relative to the U.S. dollar is expressed as a decrease in the USD/IDR spot rate.

Specific Terms of the Notes

The INR Spot Rate Return is the difference between the USD/ INR spot rate on the final valuation date (the “Final USD/ INR Spot Rate”) relative to the Initial USD/ INR Spot Rate, expressed as a percentage calculated as follows:

INR Spot Rate Return	=	Initial USD/INR Spot Rate – Final USD/INR Spot Rate Initial USD/INR Spot Rate

An increase in the value of the Indian rupee relative to the U.S. dollar is expressed as a decrease in the USD/ INR spot rate.

The CNY Spot Rate Return is the difference between the USD/ CNY spot rate on the final valuation date (the “Final USD/ CNY Spot Rate”) relative to the Initial USD/ CNY Spot Rate, expressed as a percentage calculated as follows:

CNY Spot Rate Return	=	Initial USD/CNY Spot Rate – Final USD/CNY Spot Rate Initial USD/ CNY Spot Rate

An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/ CNY spot rate.

The PHP Spot Rate Return is the difference between the USD/PHP spot rate on the final valuation date (the “Final USD/PHP Spot Rate”) relative to the Initial USD/PHP Spot Rate, expressed as a percentage calculated as follows:

PHP Spot Rate Return	=	Initial USD/PHP Spot Rate – Final USD/PHP Spot Rate Initial USD/PHP Spot Rate

An increase in the value of the Philippine peso relative to the U.S. dollar is expressed as a decrease in the USD/ PHP spot rate.
Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × (1 + (0.25 × IDR Spot Rate Return) + (0.25 × INR Spot Rate Return) + (0.25 × CNY Spot Rate Return) + (0.25 × PHP Spot Rate Return))
Step 3: Calculate the Basket Return.

The Basket Return is the difference between Basket Ending Level on the final valuation date relative to the Basket Starting Level of 100, expressed as a percentage, calculated as follows:

Basket Return =	Basket Ending Level – Basket Starting Level Basket Starting Level
Step 4: Calculate the Adjusted Payout Percentage on the Notes.

Adjusted Payout Percentage = 100% + (Participation Rate (to be determined on the trade date) × Basket Return)
Step 5: Calculate the payment at maturity.

Payment at maturity = Adjusted Payout Percentage × principal amount of your Notes

Specific Terms of the Notes

For purposes of this section, the following terms shall have the meanings set forth below:
The “Basket Starting Level” will be set to 100 on the trade date.
The “Basket Ending Level” will be determined by the calculation agent and will be calculated as follows:

100 × (1 + (0.25 × IDR Spot Rate Return) + (0.25 × INR Spot Rate Return) + (0.25 × CNY Spot Rate Return) + (0.25 × PHP Spot Rate Return))
The calculation agent will determine the IDR Spot Rate Return, the INR Spot Rate Return, the CNY Spot Rate Return and the PHP Spot Rate Return based on the value of the Final USD/ IDR Spot Rate, the Final USD/ INR Spot Rate, the Final USD/ CNY Spot Rate and the Final USD/ PHP Spot Rate in the following manner unless a Market Disruption Event has occurred and is continuing:
Indonesia (IDR)
The Final USD/ IDR Spot Rate will be determined by reference to the IDR ABS Rate. The “IDR ABS” means that the Spot Rate for a Rate Calculation Date will be the Indonesian rupiah/ U.S. Dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Indonesian Rupiah per one U.S. Dollar, for settlement in two Business Days, reported by the Association of Banks in Singapore which appears on the Telerate Page 50157 to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m., Singapore time, on the Final Valuation Date.
India (INR)
The Final USD/ INR Spot Rate will be determined by reference to the INR-RBIB Rate. The “INR-RBIB Rate” means that the spot rate will be the Indian rupee/ U.S. dollar reference rate, expressed as the amount of Indian rupee per one U.S. dollar, for settlement in two Business Days reported by the Reserve Bank of India, which appears on the Reuters screen RBIB Page at approximately 12:30 p.m. Mumbai time, or as soon thereafter as practicable, on the Final Valuation Date.
China (CNY)
The Final USD/ CNY Spot Rate will be determined by reference to the CNY SAEC Rate. The “CNY SAEC Rate” means that the spot rate will be the Chinese renminbi/ U.S. dollar official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two Business Days reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol “USDCNY=” at approximately 9:15 a.m. Beijing time, on the Final Valuation Date.
Philippine (PHP)
The Final USD/ PHP Spot Rate will be determined by reference to the PHP PDSPESO Rate. The “PHP PDSPESO Rate” means that the spot rate will be the Philippine Peso/ U.S. dollar morning weighted average rate for that Rate Calculation Date, expressed as the amount of Philippine Pesos per one U.S. Dollar, for settlement in one Business Day reported by the Philippine Dealing System PDEX which appears on the Reuters Screen PDSPESO Page to the right of the caption “AM WT AVE” at approximately 11:30 a.m., Manila time, or as soon thereafter as practicable, on the Final Valuation Date.
“Market Disruption Event’’ means (i) a day on which it becomes impossible to obtain the USD/ IDR spot rate from the IDR ABS rate source, the USD/ INR spot rate from the INR-RBIB rate source, the USD/CNY spot rate from the CNY SAEC rate source, and the USD/ PHP spot rate from the PHP PDSPESO rate source (ii) a day that is declared not to be a Business Day, without prior public announcement or other public notice that such day shall not be a Business Day, until a time later than

Specific Terms of the Notes

9:00 a.m. in the relevant principal financial center for that currency two Business Days prior to the Final Valuation Date.
If a Market Disruption Event has occurred and is continuing, the Calculation Agent may use any commercially reasonable method to determine the relevant spot rate, including but not limited to (i) deferral of the Final Valuation Date until the spot rate appears on the relevant rate source, as described herein, for up to seventeen consecutive days for the USD/ IDR, USD/ INR, USD/CNY and USD/ PHP currency pairs, (ii) on the basis of the relevant indicative survey rate as described herein, (iii) by taking into consideration all available information that the Calculation Agent in good faith deems relevant or (iv) any combination of the aforementioned.
The relevant indicative survey rate reference in (ii) above is:
“SFEMC IDR Indicative Survey Rate” means that the Spot Rate for a Rate Calculation Date will be the Indonesian Rupiah/ U.S. Dollar Specified Rate for U.S. Dollars, expressed as the amount of Indonesian Rupiah per one U.S. Dollar, for settlement in two Business Days, as published on SFEMC’s website (www.sfemc.org) at approximately 3:30 p.m., Singapore time, or as soon thereafter as practicable, on such Rate Calculation Date. The Spot Rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC IDR Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Indonesian Rupiah/ U.S. Dollar markets for the purpose of determining the SFEMC IDR Indicative Survey Rate).
“SFEMC INR Indicative Survey Rate” means that the spot rate will be the Indian rupee/ U.S. dollar Specified Rate for U.S. dollars, expressed as the amount of Indian rupee per one U.S. dollar, for settlement in two Business Days, as published on SFEMC’s website (www.sfemc.org) at approximately 3:30 p.m. Singapore time, or as soon thereafter as practicable. The spot rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC INR Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Indian rupee/ U.S. dollar markets for the purpose of determining the SFEMC INR Indicative Survey Rate).
“SFEMC CNY Indicative Survey Rate” or “CNY02” each means that the Spot Rate for a Rate Calculation Date will be the Chinese Renminbi/ U.S. Dollar Specified Rate for U.S. Dollars, expressed as the amount of Chinese Renminbi per one U.S. Dollar, for settlement in two Business Days, as published on SFEMC’s website (www.sfemc.org) at approximately 3:30 p.m. (Singapore time), or as soon thereafter as practicable, on such Rate Calculation Date. The Spot Rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC CNY Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Chinese Renminbi/ U.S. Dollar markets for the purpose of determining the SFEMC CNY Indicative Survey Rate).
“SFEMC PHP Indicative Survey Rate” means that the Spot Rate for a Rate Calculation Date will be the Philippine Peso/ U.S. Dollar Specified Rate for U.S. Dollars, expressed as the amount of Philippine Pesos per one U.S. Dollar, for settlement in one Business Day, as published on SFEMC’s website (www.sfemc.org) at approximately 3:30 p.m., Singapore time, or as soon thereafter as practicable, on such Rate Calculation Date. The Spot Rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC PHP Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a

Specific Terms of the Notes

centralized industry-wide survey of financial institutions that are active participants in the Philippine Peso/ U.S. Dollar markets for the purpose of determining the SFEMC PHP Indicative Survey Rate).
“Business Day” for purposes of the Final Valuation Date is: for USD/ IDR — Jakarta and Singapore, for USD/ INR — Mumbai, for USD/CNY — Beijing and for USD/ PHP — Manila.
The Principal Financial Center for Indonisian rupiah is Jakarta, for Indian rupee is Mumbai, for Chinese renminbi is Beijing and for Philippine peso is Manila.
“Reference Amount” with respect to the USD/ IDR spot rate, the USD/ INR spot rate, the USD/ CNY spot rate and the USD/ PHP spot rate, generally equals 1,000,000 U.S. dollars. However the Reference Amount may be less during a Market Disruption Event.
Maturity Date
The maturity date will be December 31, 2009 unless that day is not a business day, in which case the maturity date will be the next following business day.
Final Valuation Date
The final valuation date is currently expected to be December 28, 2009, unless that day is not a Business Day, in which case the calculation agent will determine the most appropriate day that is a Business Day immediately preceding or immediately following the scheduled valuation date.
For a description of the possibility of a deferral of the final valuation date due to a market disruption event, see “Specific Terms of the Notes—Payment at Maturity” on page S-20.
Redemption Price Upon Optional Tax Redemption
We have the right to redeem the Notes in the circumstances described under “Description of Debt Securities We May Offer— Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.
Default Amount on Acceleration
If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “—Default Amount.”
For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer— Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer— Modification and Waiver of Covenants.”
Default Amount
The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as

Specific Terms of the Notes

described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

➢ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢ the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.
During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest— or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢ no quotation of the kind referred to above is obtained, or

➢ every quotation of that kind obtained is objected to within five business days after the due date as described above.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two business days’ objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢ A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

➢ P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Specific Terms of the Notes

Manner of Payment and Delivery
Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.
Business Day
When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer— Payment Mechanics for Debt Securities” in the attached prospectus.
Modified Business Day
As described in “Description of Debt Securities We May Offer— Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “—Maturity Date” and “—Final Valuation Date” above.
Role of Calculation Agent
Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, business days, the default amount, the Basket Return, the Basket Starting Level, the Basket Ending Level (and any intermediate calculations necessary to arrive at the Basket Return or the Basket Ending Value), the occurrence of a market disruption event with respect to any Basket Rate, and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.
Booking Branch
The Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging
We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.
In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.
We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve spot, forward and option sales or purchases.
The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Risk Factors” on page S-9 for a discussion of these adverse effects.

Capitalization of UBS
The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

As of September 30, 2007 (unaudited)	CHF	USD

	(in millions)
Debt
Debt issued(1)	422,254	362,705

Total Debt	422,254	362,705
Minority Interest(2)	6,160	5,291
Shareholders’ Equity	48,229	41,427

Total capitalization	476,643	409,424

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.85897 (the exchange rate in effect as of September 30, 2007).

(1)	Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on the remaining maturities.

(2)	Includes Trust preferred securities.

Supplemental U.S. Tax Considerations
The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.
The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢ a dealer in securities,

➢ a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

➢ a bank,

➢ a life insurance company,

➢ a tax-exempt organization,

➢ a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢ a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.
Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that

Supplemental U.S. Tax Considerations —(Continued)

would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.
We have determined the comparable yield for the Notes is equal to  • % per annum, compounded semiannually, with a projected payment at maturity of $       •        based on an investment of $       •       . Based upon this comparable yield, if you are an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $       •        in 2007, $       •        in 2008, and $       •        in 2009. However, if the amount you receive at maturity is greater than $       •       , you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2009 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $       •       , you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2009 by an amount that is equal to such difference. If the amount you receive at maturity is less than $       •       , then you would recognize a net ordinary loss in 2009 in an amount equal to such difference.
You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.
The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.
If you purchase the Notes for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes’ original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchase the Notes.
If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.
Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Supplemental U.S. Tax Considerations —(Continued)

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.
Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.
Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.
Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢ payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

➢ the payment of the proceeds from the sale of a Note effected at a United States office of a broker.
Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢ fails to provide an accurate taxpayer identification number,

➢ is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

➢ in certain circumstances, fails to comply with applicable certification requirements.
Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

➢ the proceeds are transferred to an account maintained by you in the United States,

➢ the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

➢ the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a

Supplemental U.S. Tax Considerations —(Continued)

United States person and the documentation requirements described above are met or you otherwise establish an exemption.
In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

➢ a United States person,

➢ a controlled foreign corporation for United States tax purposes,

➢ a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

➢ a foreign partnership, if at any time during its tax year:

➢ one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

➢ such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes, but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations
We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution
UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.
UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.
We expect to deliver the Notes against payment for the Notes on or about the sixth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that we expect the Notes initially to settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.
TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-9
Hypothetical Historical Basket Level	S-15
Value of the Notes	S-19
Specific Terms of the Notes	S-20
Use of Proceeds and Hedging	S-27
Capitalization of UBS	S-28
Supplemental U.S. Tax Considerations	S-29
ERISA Considerations	S-33
Supplemental Plan of Distribution	S-34

Prospectus
Introduction	3
Cautionary Note Regarding Forward- Looking Statements	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82
100% Principal Protection Notes
UBS AG $         •         Notes linked to an Asian Currency Basket due on or about December 31, 2009
Prospectus Supplement
December  • , 2007
(To Prospectus dated March 27, 2006)
UBS Financial Services Inc.
UBS Investment Bank